Exhibit (c)(2)

Exhibit (c)(2)

CONFIDENTIAL

Presentation to the Special Committee to the Board of Directors:

Regarding the Merger Consideration of CPTH Common Stock

November 19, 2007

FOR DISCUSSION PURPOSES ONLY

Table of Contents

CONFIDENTIAL

I. Executive Summary

II. Transaction Summary

III. Company Overview

IV. Summary Valuation Analyses

V. Appendices

A. Discounted Cash Flow Analysis

B. Comparable Company Analysis

C. Precedent Transaction and Premium Analysis

FOR DISCUSSION PURPOSES ONLY Page 1

CONFIDENTIAL

I. Executive Summary

FOR DISCUSSION PURPOSES ONLY

Executive Summary

CONFIDENTIAL

In arriving at its Opinion, Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information provided by Company Management

Oppenheimer is pleased to have the opportunity to present to the Special Committee for the Board of Directors of Critical Path (“CPTH”) the Fairness Opinion with regards to the proposed going private transaction. Oppenheimer would like to review the following items with the Special Committee:

Review a summary of the transaction and its mechanics/key terms;

Review a summary of projected financials provided by CPTH management;

Discuss the valuation analyses performed, including, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken;

Delivery of our formal oral opinion;

Q&A from the Board of Directors.

As of November 19,2007, Oppenheimer is of the opinion that, the Merger Consideration of $.102 in cash per share for each outstanding share of unaffiliated (non-”Rollover”) CPTH Common Stock is fair from a financial point of view to the unaffiliated (non-”Rollover”) Common Shareholders of CPTH.

FOR DISCUSSION PURPOSES ONLY Page 3

Executive Summary

CONFIDENTIAL

In arriving at its Opinion, Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information provided by Company Management

In arriving at our opinion, we have, among other matters:

Reviewed a draft of the Term Sheet dated September 19th, 2007; Draft Merger Agreement dated November 15th, 2007; and Draft of Transaction Steps dated November 1, 2007; M&A Summary dated October 11,2007;

Conducted numerous discussions with management of CPTH about operations and financial condition;

Analyzed financial and other information that was publicly available or furnished to us by CPTH, including information provided to us during discussions with the management of CPTH;

Compared certain financial data of CPTH with various other companies in generally similar industries with generally similar business and financial characteristics whose securities are traded in public markets;

Reviewed and considered historical prices and valuation multiples of the CPTH Common Stock and compared them with those of certain publicly traded companies that we have deemed relevant;

Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We did not rely on any one particular financial analysis or methodology, but formulated our opinion on the whole of such analyses

In conducting our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was reviewed by us, whether obtained from public sources, provided to us by either CPTH or counsel to the Special Committee, or that was otherwise reviewed by Oppenheimer

FOR DISCUSSION PURPOSES ONLY Page 4

CONFIDENTIAL

II. Transaction Summary

FOR DISCUSSION PURPOSES ONLY

Transaction Background

CONFIDENTIAL

Background/Strategic Rationale for Going Private

The inability to achieve profitability; long history of operating losses; negative net worth; technically insolvent (debt of $25.638 million as of 9/30/07, no means to repay), negative net working capital

Note holders retain right to force Company in to bankruptcy; entitled to all assets of the Company as of June 30, 2008

The need to rationalize the capital structure of the Company

Series D and E Preferred Shares have liquidation rights and accrued dividends totaling more than $156 million (as of 9/30/07) in addition to outstanding debt

In its most recent 10Q dated September 30, 2007, the Company disclosed that its existing capital resources are not sufficient to fund ongoing operations or meet it obligations, and that it has a limited capability to raise additional cash or liquidate assets; as a result, the Company may be forced to seek the protection of applicable bankruptcy laws in the next twelve months

Limited investor interest and lack of Wall Street sponsorship; Company stock remains illiquid and is traded on Bulletin Board

No success in several previous attempts over the course of approximately 28 months to find a buyer with a satisfactory or viable offer

Last audit was completed March 2006. Company avoided going concern opinion at that time but has indicated that an audit or need for consent from auditors would result in a going concern opinion from Burr Pilger Mayer

Excessive costs associated with the accounting, filing and regulatory requirements of being a public company with a $3 million market capitalization

FOR DISCUSSION PURPOSES ONLY Page 6

Transaction Mechanics

CONFIDENTIAL

Group of General Atlantic, Cheung Kong and affiliated entities sign voting agreement to vote in favor of Merger Agreement and all transactions contemplated thereby

Group creates CP Holdings; CP Holdings forms CP Merger Co.

Merger Agreement provides:

An agreed upon portion of Series D Preferred will be converted into common of CPTH. Series D Preferred will execute Voting Agreement in favor of the transaction and a Conversion Agreement to reconvert Series D shares into common shares of CP Holdings upon consummation of the merger;

Merger of CP Merger Co. with and into Critical Path, whereby all outstanding, non-Rollover common is cashed out (as a condition of Closing) at $0.102 per share; common held by CP holdings is canceled and CP Merger Co. shares are converted into common of Critical Path;

All out-of-money options and warrants canceled;

Concurrently with merger, all outstanding Series E Preferred is reverse split on 70,000 to 1 basis; resulting fractional shares are cashed out at $0.102 per share on an as-converted to common basis; the remainder are converted into common of CP Holdings upon vote of majority of Series E Preferred; and

Simultaneously with the conversion of all of the outstanding Series E Preferred, all outstanding Series D Preferred is converted into common of CP Holdings upon vote of majority of Series D Preferred;

Immediately after merger, all 13.9% notes will convert into common of CP Holdings at $0.102 per share, pursuant to the Note Exchange Agreement

Source: provided by counsel to Special Committee

FOR DISCUSSION PURPOSES ONLY Page 7

CONFIDENTIAL

III. Company Overview

FOR DISCUSSION PURPOSES ONLY

Company Summary

CONFIDENTIAL

Critical Path, Inc.

Transaction Analysis Accumulated Preferences Analysis (4) Debt and

(in $000 except for common stock outstanding and per share data) accumulated preferences (a)

Stock Price @ Close 11/16/07 $0.081 Notes payable

Number of Shares 37,682,065 Principal $ 18,000

Market Cap 3,052 Accrued interest (to 9/30/07) 7,638

Cash (1) 11,341 25,638

Debt (Due 6/30/07) (1) (2) 25,638 Series E preferred stock (accreted value at 9/30/07) 85,954

Enterprise Value (3) 162,170 Series D preferred stock 69,840

EV/2008 Revenue Multiple 3.62x

Total debt and accumulated preferences $ 181,432

(1) As reported on the Balance Sheet as of 9/30/07

(2) If not paid before maturity, total accreted value will be $28.674 million on June 30,2008

(3) Enterprise Value is as reported and includes redeemable preferred stock as an equity investment as reported on Balance Sheet as of 9/30/07

(4) Source: Values provided by Critical Path Management as of 9/30/07

FOR DISCUSSION PURPOSES ONLY Page 9

Major Common Holders

CONFIDENTIAL

Major holders of CPTH outstanding common

Holder Common Shares Held % Of CSO Position Date

Vectis-CP Holdings LLC 5,672,378 15.053 Mar-01-2007

Apex Capital, L.L.C. 4,144,000 10.997 Mar-01-2007

Passport Capital, LLC 2,620,833 6.955 Mar-01-2007

Kellner, Peter 2,155,259 5.72 Mar-01-2007

General Atlantic LLC 1,767,840 4.691 Oct-1 5-2007

Ferrer, Mark J. (Chairman) 1,178,024 3.126 Mar-01-2007

Twohig, Barry (Executive Vice President of Engineering) 59,638 0.158 Mar-01-2007

Palomba, Mark (Chief Executive Officer and Executive Vice President of Worldwide Sales & Field Operations) 41,570 0.11 Mar-01 2007

Clark, James A. (Chief Financial Officer, Principal Accounting Officer and Executive Vice President) 33,880 0.09 Mar-01-2007

Bainco International Investors LLC 17,074 0.045 Jun-30-2007

Credit Suisse Asset Management, LLC 1,187 0.003 Jun-30-2007

Albion Financial Group 25 0 Sep-30-2007

Source: Thomson Financial 11/16/07

FOR DISCUSSION PURPOSES ONLY Page 10

Capitalization Table

Critical Path, Inc.

Capitalization Table: September 30,2007

Liquidation Preferences

09/30/07 Accreted and %of % of Total

Issued and converted preferred total common + Accreted to Accreted to (Series E accreted outstanding to common series preferred preferred 30-Sep end of term to 8/31 plus D at $22)

Common stock

Outstanding (as per Computershare) 37,682,065 37,682,065 24.5% 26.6%

Canadian exchange shares (as per Computershare) —   0.0% 0.0%

37,682,065 37,682,065 24.5% 26.6%

Preferred stock

Series D

General Atlantic 2,545,455 33,802,611 22.0% 72.3% 4.9% 23.9% $50,703,917 $52,609,959 69,039,820

Cheung Kong 872,727 11,589,460 7.5% 24.8% 1.7% 8.2% 17,384,192 $18,037,691 35,108,566

Vectis —   0.0% 0.0% 0.0% 0.0%

MBCP 102,355 1,168,052 0.8% 2.9% 0.2% 0.8% 1,752,084 1,817,948 5,624,

358 3,520,537 46,560,123 30.3% 100.0% 6.8% 32.9% $69,640,193 $72,465,598

Series E

General Atlantic 7,333,332 8,693,207 5.7% 15.2% 14.1% 6.1% 13,039,810 $13,529,998

Cheung Kong 8,946,667 10,605,715 6.9% 18.5% 17.2% 7.5% 15,908,572 16,506,601

Zaxis 5,673,325 6,725,372 4.4% 11.7% 10.9% 4.8% 10,088,058 10,467,285 10,088,058

Ace Paragon 12,916,667 15,311,901 10.0% 26.7% 24.9% 10.8% 22,967,852 23,831,251 22,967,852

Crosslink 3,445,370 4,084,271 2.7% 7.1% 6.6% 2.9% 6,126,406 6,356,708 6,126,406

Permal 3,334,673 3,953,046 2.6% 6.9% 6.4% 2.8% 5,929,570 6,152,472 5,929,570

Passport 2,620,833 3,106,384 2.0% 5.4% 5.1% 2.2% 4,660,251 4,835,437 4,660,251

Criterion —   0.0% 0.0% 0.0% 0.0% —   —

Sagamore —   0.0% 0.0% 0.0% 0.0% —   —

Capital Ventures 628,148 744,630 0.5% 1.3% 1.2% 0.5% 1,116,945 1,158,933 1,116,945

MBCP 829,873 983,63 0.6% 1.7% 1.6% 0.7% ,1,475,444, 1,530,916

Guggenheim —   0.0% 0.0% 0.0% 0.0% —

Barclays —   0.0% 0.0% 0.0% 0.0% —

Other E holders (rights offering) 2,617,932 3,093,778 2.0% 5.4% 5.0% 2.2% 4,640,666 4,815,659 4,640,666

48346 820 57,302,383 37.3% 100.0% 93.2% 40.5% 85,953,575 $89,185,258 165,302,493

Total preferred stock 51,867357 103,862,506 67.7%

Preferred stock warrants

Series F

General Atlantic 176,784 1,767,840 1.2%

Cheung Kong 176,784 1,767,840 1.2%

Richmond Capital 32,142 321,420 0.2%

385,710 3,857,100 2.5%

Common stock equivalents

Warrants

Warrants (in-the-money) 0.0%

Warrants (out-of-the-money) 861,362 861,362 0.0%

861,362 861,362 0.6%

Options

1998 Ran (Avg. Price of $1.3795) 6,842,002 6,842,002 4.5%

1999 Plan (Avg. Price of $2.4706) 403,008 403,008 0.3%

Acquired Plans (Avg. Price of $41 .98) 1,855 1,855 0.0%

7,246,865 7,246,865 4.7%

Restricted plans

RU98 (restricted stock units) 4,552 4,552 0.0%

RS98 (restricted stock) [a] —   —   0.0%

4,552 4,552 0.0%

Total capitalization 153,514,450 100.0%

FOR DISCUSSION PURPOSES ONLY Source: Critical Path Management Page 11

CPTH Stock Price vs. Volume

CONFIDENTIAL

FOR DISCUSSION PURPOSES ONLY Page 12

Critical Path Projected Income Statement

CONFIDENTIAL

Financial Statements were prepared by Management, as of 10/31/07, in the ordinary course of business and as part of Critical Path standard practice

Critical Path Consolidated
Statement of Operations
(in 000s)

	Actual		Projected			
	2005	2006	2007 E	2008 F	2009 F	2010 F
Statement of Operations:						
NET REVENUE						
SW licensing	$ 19,078	$ 12,876	$ 15,834	$ 16,400	$ 17,220	$ 18,081
Hosted messaging	15,198	4,775	4,365	-	-	-
Professional services	12,759	10,539	9,776	10,000	10,332	10,849
Maintenance and support	19,797	18,240	18,512	18,400	18,942	19,889
Total net revenue	66,832	46,430	48,487	44,800	46,494	48,818
COST OF REVENUE						
SW licensing	4,843	4,447	4,754	4,787	5,166	5,424
Hosted messaging	15,095	3,142	2,959	-	-	-
Professional services	9,331	8,156	7,758	7,578	7,801	8,191
Maintenance and support	6,060	5,216	5,632	5,726	5,777	6,066
Stock-based expense			15	-	-	-
Restructure expense			43	136	-	-
Total cost of revenue	35,329	20,961	21,161	18,226	18,744	19,681
GROSS PROFIT (LOSS)	31,503	25,469	27,326	26,574	27,750	29,137
OPERATING EXPENSES						
Selling and marketing	16,525	12,515	12,392	11,681	11,856	12,449
Research and development	15,251	9,815	9,321	8,325	8,531	8,958
General and administrative	13,453	11,914	10,820	7,786	6,775	7,114
Stock-based expense		1,278	173	-	-	-
Restructuring expense	2,198	(3,187)	582	897	-	-
(Gain) loss on the sale of assets			(128)	(1,969)	(500)	-
Total operating expenses	47,427	32,335	33,160	26,719	26,662	28,520
OPERATING INCOME (LOSS)	(15,924)	(6,866)	(5,834)	(145)	1,088	617
Operating margin						
Other income (expense), net	6,624	421	(513)	-	-	-
Interest income (expense), net	(3,414)	(3,654)	(4,249)	(515)	-	-
Income (loss) before provision for income taxes	(12,714)	(10,099)	(10,596)	(661)	1,088	617
Provision for income taxes	(938)	(867)	(646)	(1,300)	(1,300)	(1,300)
NET INCOME (LOSS)	(13,652)	(10,966)	(11,242)	(1,961)	(212)	(683)
Accretion on mandatorily redeemable preferred stock	(18,730)	(14,117)	(14,933)	(2,551)	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (32,382)	$ (25,083)	$ (26,174)	$ (4,512)	$ (212)	$ (683)

FOR DISCUSSION PURPOSES ONLY

Page 13

Critical Path Projected Balance Sheet

Financial Statements were prepared by Management, as of 10/31/07, in the ordinary course of business and as part of Critical Path standard practice

Critical Path Consolidated
Balance Sheet
(in 000s)

CONFIDENTIAL

	Actual		As of	Projected (2)			
	2005	2006	9/31/2007 (1)	2007 E	2008 F	2009 F	2010 F
Balance Sheet:							
ASSETS							
Cash and equivalents	$ 18,707	$ 14,542	$ 11,341	$ 5,972	$ 6,615	$ 7,617	$ 6,810
Accounts receivable	10,096	10,283	10,794	13,163	11,158	11,464	12,037
Prepaids and other current assets	5,193	2,427	2,680	3,288	3,211	3,211	3,211
Total current assets	33,996	27,252	24,815	22,422	20,983	22,292	22,059
Property and equipment				55,344	55,237	55,987	56,737
Accumulated depreciation				(53,218)	(54,304)	(55,240)	(56,224)
Property and equipment, net	2,625	2,612	2,325	2,126	933	746	513
Goodwill	7,047	7,460	7,766	7,766	7,766	7,766	7,766
Other assets	1,756	679	379	346	1,199	988	988
Total assets	$ 45,424	$ 38,003	$ 35,285	$ 32,660	$ 30,881	$ 31,792	$ 31,325
LIABILITIES AND STOCKHOLDERS' EQUITY							
Accounts payable	2,726	3,995	4,292	$ 3,286	$ 3,189	$ 4,312	$ 4,528
Accrued liabilities	19,946	16,837	12,994	12,240	11,525	11,525	11,525
Deferred revenue	6,574	6,848	8,066	7,644	7,877	7,877	7,877
Notes payable			25,638	26,785	-	-	-
Other current liabilities	106	24	8	11	11	11	11
Total current liabilities	29,352	27,704	50,998	49,966	22,602	23,725	23,941
Long-term liabilities	20,787	23,237	4,690	4,895	660	660	660
Total liabilities	50,139	50,941	55,688	54,861	23,262	24,385	24,601
Redeemable preferred stock	120,293	134,406	144,821	148,597	-	-	-
Stockholders' equity (deficit)	(125,008)	(147,344)	(165,224)	(170,798)	7,619	7,407	6,725
Total liabilities and stockholders' deficit	$ 45,424	$ 38,003	$ 35,285	$ 32,660	$ 30,881	$ 31,792	$ 31,325

(1) Unaudited
(2) Company's projections assume a recapitalization of the Company to continue as a going concern; presuming the benefit of a capital infusion, the repayment of outstanding indebtedness of $28.674 million due on 6/30/08, and the conversion of existing Preferred in to Common which does not accrue to the benefit of Common shareholders

FOR DISCUSSION PURPOSES ONLY

Page 14

Critical Path Projected Cash Flow Statement

Financial Statements were prepared by Management, as of 10/31/07, in the ordinary course of business and as part of Critical Path standard practice

Critical Path Consolidated CONFIDENTIAL

Statements of Cash Flow Actual Projected (1)

(in 000s)

2005 2006 2007 E 2008 F 2009 F 2010 F

Statement of Cash Flow:

Net loss (13, 652) (10,966) $(11,240) $(1,961) $(212) $(683)

Cash provided (used) by operating activities

Depreciation, stock-based comp and other 1,900 (883) 437 984

Accounts receivable (2,727) 2,005 (306) (573)

Prepaids and other current assets (672) 77 —   —

Goodwill —   —   —   —

Other assets 144 —   211 —

Accounts payable (709) (97) 1,123 216

Accrued liabilities (4,217) (715) —   —

Deferred revenue 1,227 233 —   —

Other current and long-term liabilities (381) —   —   —

(5,500) (8,483) (16,674) (1,341) 1,252 (57)

Cash provided (used) by investing activities

Purchases of capital equipment (1,357) (745) (750) (750)

Proceeds from the sale of business operations 126 1,969 500 —

1,227 3,854 (1,231) 1,223 (250) (750)

Cash provided (used) by financing activities 680 (65) 9,411 761 —   —

Net cash provided (used) (3,593) (4,694) (8,494) 643 1,002 (807)

Effect of exchange rates (939) 529 (76) —   —   —

Cash at beginning of period 23,239 18,707 14,542 5,972 6,615 7,617

Cash at end of period $18,707 $14,542 5 5,972 $6,615 $7,617 $6,810

(1) Company’s projections assume a recapitalization of the Company to continue as a going concern; presuming the benefit of a capital infusion, the repayment of outstanding indebtedness of $28.674 million due on 6/30/08, and the conversion of existing Preferred in to Common which does not accrue to the benefit of Common shareholders

FOR DISCUSSION PURPOSES ONLY Page 15

CONFIDENTIAL

IV. Summary Valuation Analyses

FOR DISCUSSION PURPOSES ONLY

Summary Valuation Analysis

CONFIDENTIAL

Value Per Share Based on Various Valuation Methodologies

Simple;

Non-weighted Final Offer:

Average: $.102 or

($1.772) 28% 1 Day Premium

Discounted Cash Flow Analysis $.005 $.032

Comparable Company Analysis ($3.494)

($3.679)

Precedent Transaction Analysis ($3.524)

($3.704)

Precedent Premium Analysis $.086 or 7.9% $.102 27.9%

$(4.0) $(3.5) $(3.0) $(2.5) $(2.0) $(1.5) $(1.0) $(0.5) $- $0.5

Implied Value Per Share

FOR DISCUSSION PURPOSES ONLY Page 17

Summary Valuation Analysis

Value Per Share Based on Various Valuation Methodologies CONFIDENTIAL

($ in millions, except per share data)

DISCOUNTED CASH FLOW ANALYSIS ANALYSIS

Financial Multiple Range (2) Equity Value (3) Per Share Data (3)

Valuation Metric Statistic (1) Min Max Min Max Min Max

2010 Revenue Estimate 48.4 0.7x 0.9x 0.7 4.6 $0.005 $0.032

Reference Range $0.005 $0.032

COMPARABLE COMPANY ANALYSIS

Financial Multiple Range (4) Equity Value (5) Per Share Data (6)

Valuation Metric Statistic (1) Min Max Min Max Min Max

2008 Revenue Estimate 44.8 0.7x 0.9x (138.6) (131.7) $(3.679) $(3.494)

Reference Range $(3.679) $(3.494)

(1) Source: SEC Filings and management estimates

(2) Revenue multiple used in determining terminal value in 2010 and range based on slight premium to precedent transaction group

(3) Based on Company’s projections that assume a recapitalization of the Company to continue as a going concern; presuming the benefit of a capital infusion, the repayment of outstanding indebtedness of $28.674 million due on 6/30/08, and the conversion of existing Preferred in to Common which does not accrue to the benefit of Common shareholders

(4) Multiple range based on 10% above and below the median multiple of peer group as of close 11/16/07

(5) Source: CPTH Balance Sheet as of 9/30/07: ($170.019) million in net cash

(6) Based on common shares outstanding of 37.68 million as of 9/30/07

FOR DISCUSSION PURPOSES ONLY Page 18

Summary Valuation Analysis

Value Per Share Based on Various Valuation Methodologies CONFIDENTIAL

($ in millions, except per share data)

PRECEDENT TRANSACTION ANALYSIS

Financial Multiple Range (2) Equity Value (3) Per Share Data (4)

Valuation Metric Statistic (1) Min Max Min Max Min Max

LTM Revenue 48.4 0.6x 0.8x (139.6) (132.8) $(3.704) $(3.524)

Reference Range $(3.704) $(3.524)

PRECEDENT PREMIUM ANALYSIS

Financial Multiple Range (6) Equity Value (7) Per Share Data (4)

Valuation Metric Statistic (5) Min Max Min Max Min Max

Share Price $0.080 7.9% 27.9% 3.3 3.9 $0.086 $0.102

Reference Range $0.086 $0.102

(1) Source: SEC Filings and management estimates

(2) Multiple range based on 10% above and below the median precedent transaction peer group

(3) Source: CPTH Balance Sheet as of 9/30/07: ($170.019) million in net cash

(4) Based on common shares outstanding of 37.68 million as of 9/30/07

(5) Closing price as of 10/16/07

(6) Premium range based on 10 percentage points above and below precedent transaction peer group

(7) Assumes a simple premium applied to current stock price (as of close 10/16/07)

FOR DISCUSSION PURPOSES ONLY Page 19

Summary Valuation Analysis

CONFIDENTIAL

Discounted Cash Flow Analysis

In determining the theoretical or intrinsic value of CPTH, Oppenheimer calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that CPTH could generate for the remainder of 2007 and the calendar years 2008 through 2010. Oppenheimer looked at this based on CPTH’s management model which assumes a recapitalization of the Company to continue as a going concern; presuming the benefit of a capital infusion, the repayment of outstanding indebtedness of $28.674 million due on 6/30/08, and the conversion of existing Preferred in to Common which does not accrue to the benefit of common shareholders

For the purpose of this analysis, Oppenheimer calculated a range of estimated terminal values for CPTH by applying multiples ranging from .7x – .9x to CPTH’s 2010 estimated Revenue

The estimated free cash flows and terminal values were then discounted to present value using a range of discount rates from 23%-25% which reflected:

CPTH’s weighted average cost of capital (“WACC”) calculation is based on a risk free rate of 4.75% based on the Ten Year Treasury, a size premium of 6.36% from Ibbotson Associates for companies with market capitalization under $265 million, a 5% control premium and a 7.1% equity risk premium from Ibbotson’s published historical arithmetic mean of equity returns

Overall, the discount rate range was selected based on, among other considerations, the degree of risk associated with the business and the industry in general, the cost of equity financing for CPTH, assumptions on CPTH’s long-term target debt to equity and debt total capital ratios and certain equity risk premium

FOR DISCUSSION PURPOSES ONLY Page 20

Summary Valuation Analysis

CONFIDENTIAL

Discounted Cash Flow Analysis (continued)

The per share value of CPTH was determined by:

Adding CPTH’s net cash of ($14.29) million to the sum of the present value of CPTH’s cash flows and the present value of CPTH’s terminal value to determine the theoretical equity value of CPTH and dividing that resultant by the number of diluted shares on an as-converted basis outstanding of CPTH

Based on the above assumptions, this analysis indicated an implied per share equity reference range of $.005 to $.032 per share

Assumed Discount Rate 24.0%

Terminal Value EV/Rev Multiple 0.8x

Terminal Value $39,055

Present Value of Terminal Value $19,434

Sum of PV of Unlevered Free Cash Flows (2,439)

Total Enterprise Value $16,994

Plus: Cash @ September 30, 2007 11,341

Less: Debt @ September 30, 2007 (25,638)

Implied Equity Value $2,697

Diluted Shares Outstanding 141,545

Implied Per Share Value $0.019

FOR DISCUSSION PURPOSES ONLY Page 21

Summary Valuation Analysis

Comparable Company Analysis CONFIDENTIAL

Using FirstCall consensus estimates and published Wall Street estimates, Oppenheimer reviewed certain trading and valuation statistics in a selected group of publicly traded companies that Oppenheimer deemed relatively comparable to CPTH in terms of business model and/or size. However, the comparable companies selected are going concerns that trade in relatively more liquid markets

The group of comparable companies included:

EV/Revenues

Company Name Ticket 2008E

Critical Path CPTH 3.6x

Amdocs Ltd. DOX 2.1x

Intervoice Inc. INTV 1.7x

Openwave Systems Inc. OPWV 0.7x

Tucows Inc. TCX 0.8x

Entrust Inc. ENTU 0.8x

Oppenheimer derived, among other things, multiples of enterprise value (equity value plus debt less cash) to projected calendar year 2008 Revenue, to derive an implied equity value for CPTH, and an implied per share price based on CPTH’s diluted shares on an as-converted basis outstanding

Based on 10% above/below the median multiples of the comparable companies (0.8x as of close 11/16/07), these methodologies implied an CPTH per share value of ($3.679) to ($3.494)

FOR DISCUSSION PURPOSES ONLY Page 22

Summary Valuation Analysis

CONFIDENTIAL

Precedent Transaction and Premium Analysis

- Oppenheimer reviewed more than 50 transactions of which 20 were deemed appropriate
- Oppenheimer then analyzed statistics and public information and determined that 7 transactions were most directly comparable to the proposed offer made by GA and CK
- The 7 selected transactions consisted of:

($ in millions) Announce Date	Acquirer	Target	Transaction Value	Total Transaction EV	Target LTM Rev	EV/Rev Multiple	(1 Day) % Premium
04/25/07	Photochannel	Pixology	16.21	5.21	10.09	0.5x	53.4%
12/15/06	British Sky Broadcasting Group	365 Media Group	189.7	169.9	241.5	0.7x	6.0%
12/15/06	Made2Manage Sys	Knova Software	49.53	39.9	27.1	1.5x	21.0%
11/30/06	Redstone Plc.	IDN Telecom	22.9	23.0	32.2	0.7x	13.0%
09/12/06	RealNetworks	WiderThan	256.9	257.0	78.6	3.3x	25.6%
08/05/06	Dada	Upoc	7.0	6.1	3.6 (1)	1.7x	NA
06/22/06	Redstone Plc.	Symphony Telecom Holdings	43.1	31.2	110.7	0.3x	14.7%

- Oppenheimer noted that the median Enterprise Value/LTM Revenue of the target was 0.7x with a median implied premium of 17.9%. This methodology implied a CPTH per share value of ($3.704) to ($3.524) based on 10% above/below the median multiples of the precedent transactions and a per share value of based on a premium range of 7.9% to 27.9%

FOR DISCUSSION PURPOSES ONLY

Page 23

CONFIDENTIAL

V. Appendices

FOR DISCUSSION PURPOSES ONLY

CONFIDENTIAL

A. Discounted Cash Flow Analysis

FOR DISCUSSION PURPOSES ONLY

Discounted Cash Flow

CONFIDENTIAL

CPTH DISCOUNTED CASH FLOW ANALYSIS

(figures in thousands) EBITA (1)

Years Ending December 31,

2007 2008 2009 2010

EBITA (5,834) (145) 1,088 617

Less: Cash Taxes —   —   —   —

Tax-Effected EBITA (5,834) (145) 1,088 617

Plus: Depredation, Stock-based Compensation and Other 1,900 (883) 437 984

Tax-Effected EBITDA (3,933) (1,029) 1,525 1,601

Plus / (Less) Changes in Balance Sheet Accounts (7,335) 1,503 1,027 (358)

Less: Capital Expenditures (1,357) (745) (750) (750)

Unlevered Free Cash Flow (12,626) (270) 1,802 493

Less: YTD Unlevered Free Cash Flow (2) 8,838 —   —   —

Unlevered Free Cash Flows for Discounting $(3,778) $(270) $1,802 $493

Discounted Period (3)

0.25 1.25 2.25 3.25

Assumed Discount rate 24.0% ($3,590) ($207) $1,112 $246

Terminal Value EV/ Rev Multiple 0.8x

Terminal Value $39,055

Present Value of Terminal Value $19,434

Sum of PV of Unlevered Free Cash Flows (2,439)

Total Enterprise Value $16,994

Plus: Cash @ September 30,2007 11,341

Less: Debt @ September 30, 2007 (25,638)

Implied Equity Value $2,697

Diluted Shares Outstanding 141,545

Implied Per Share Value $0.019

Terminal Value Multiple

0.5x 0.6x 0.7x 0.8x 0.9x 1.0x 1.1x

Discount Rate

19.0% (0.020) (0.001) 0.019 0.039 0.058 0.078 0.098

20.0% (0.023) (0.004) 0.015 0.035 0.054 0.073 0.092

21.0% (0.025) (0.007) 0.012 0.030 0.049 0.068 0.086

22.0% (0.028) (0.010) 0.008 0.027 0.045 0.063 0.081

23.0% (0.030) (0.013) 0.005 0.023 0.040 0.058 0.076

24.0% (0.032) (0.015) 0.002 0.019 0.036 0.053 0.071

25.0% (0.035) (0.018) (0.001) 0.016 0.032 0.049 0.066

26.0% (0.037) (0.020) (0.004) 0.012 0.028 0.045 0.061

27.0% (0.039) (0.023) (0.007) 0.009 0.025 0.041 0.056

28.0% (0.041) (0.025) (0.010) 0.006 0.021 0.037 0.022

29.0% (0.043) (0.028) (0.0013) 0.002 0.018 0.033 0.048

(1) Company’s projections assume a recapitalization of the Company to continue as a going concern; presuming the benefit of a capital infusion, the repayment of outstanding indebtedness of $28.674 million due on 6/28/07 and the conversion of existing Preferred into Common which does not accrue to the benefit of Common shareholders

(2) Assumed 70% of total cash flow has occurred in 2007 based on management projections

(3) Discounted 1 quarter for remaining 2007 cash flow

FOR DISCUSSION PURPOSES ONLY Page 26

Weighted Average Cost of Capital

CONFIDENTIAL

WEIGHTED AVERAGE COST OF CAPITAL CALCULATIONS

Assumptions

Risk-Free Rate (1) 4.75% Adjusted Beta (4) 1.469 Debt/ Equity (6) 20.0%

Small-Cap Premium (2) 6.36% Tax Rate (5) 35.0% Debt /Total Capital 15.7%

Market Risk Premium 7.10% Unlevered Beta 1.30

WACC Calculation

Debt / Equity Levered Beta Cost of Equity Pre-Tax Cost of Debt After-Tax Cost of Debt Debt/ Total Cap. Pre-Control Premium WACC CPTH WACC

15.0% 1.43 21.2% 13.9% 9.0% 15.7% 19.3% 24.3%

17.5% 1.45 21.4% 13.9% 9.0% 18.2% 19.1% 24.1%

20.0% 1.47 21.5% 13.9% 9.0% 20.7% 19.0% 24.0%

22.5% 1.49 21.7% 13.9% 9.0% 23.2% 18.8% 23.8%

25.0% 1.51 21.8% 13.9% 9.0% 25.7% 18.6% 23.6%

27.5% 1.53 22.0% 13.9% 9.0% 28.2% 18.3% 23.3%

(1) Source: Bloomberg. 10-year U.S. Treasury rate

(2) Source: Ibbotson

(3) Based on Ibbotson Associates’ published historical arithmetic mean of equity returns

(4) Source: Bloomberg. Adj. Beta = [(0.67)* Raw Beta]+[(0.33)*1.0]

(5) Oppenheimer assumed normalized tax rate

(6) Based on target ratios

FOR DISCUSSION PURPOSES ONLY Page 27

CONFIDENTIAL

B. Comparable Company Analysis

FOR DISCUSSION PURPOSES ONLY

Comparable Company Analysis

Market Statistics

($ in millions except for per share data)

CONFIDENTIAL

Price @ % of 52 Market Cash& Total Enterprise

Company Name Ticker 11/16/2007 Week High Cap. Equiv. Value Debt

Critical Path CPTH $0.08 22.50% $3.05 $11.34 $170.09(4) $161.80

Amdocs Ltd. DOX 32.30 80.03% 7,312.97 1,179.00 450.00 6,583.97

Intervoice Inc. INTV 10.15 92.02% 408.23 30.62 0.00 377.62

Openwave Systems Inc. OPWV 2.99 28.26% 248.84 202.38 149.22 195.68

Tucows Inc. TCX 0.76 53.90% 56.05 5.92 15.25 65.39

Entrust Inc. ENTU 1.79 38.91% 109.27 21.47 0.00 87.80

Notes:

(1) Source: Wall Street research and First Call estimates.

(2) Market value includes options and warrants in-the-money based on the treasury method.

(3) Cash and cash equivalents include cash, short-term and marketable securities and long-term investments.

(4) EV includes redeemable preferred stock reported on balance sheet as of 9/30/07

FOR DISCUSSION PURPOSES ONLY Page 29

Comparable Company Analysis

Operating Statistics CONFIDENTIAL

($ in millions except for per share data)

Fiscal Revenues EBITDA Calendarized EPS

Company Name Ticker Year 2007E 2008E 2007E 2008E 2007E 2008E

Critical Path CPTH 31-Dec $48.0 $44.8 ($2.3) ($2.5) #NA #NA

Amdocs Ltd. DOX 30-Sep 2,885.4 3,192.7 633.2 728.7 2.2 2.4

Intervoice Inc. INTV 28-Feb 195.8 220.9 14.5 38.3 0.0 0.3

Openwave Systems Inc. OPWV 30-Jun 266.2 273.5 (16.7) 21.2 (0.4) 0.1

Tucows Inc. TCX 31-Dec 75.2 84.2 8.6 9.9 0.0 0.0

Entrust Inc. ENTU 31-Dec 99.7 107.7 #NA #NA (0.0) 0.1

Notes:

(1) Source: Wall Street research and First Call estimates.

(2) Market value includes options and warrants in-the-money based on the treasury method.

(3) Cash and cash equivalents include cash, short-term and marketable securities and long-term investments.

FOR DISCUSSION PURPOSES ONLY Page 30

Comparable Company Analysis

Valuation Statistics CONFIDENTIAL

EV/Revenues EV/EBITDA Price/Earnings

Company Name Ticker 2007E 2008E 2007E 2008E 2007E 2008E

Critical Path CPTH 3.4x 3.6x NM NM NA NA

Amdocs Ltd. DOX 2.3x 2.1x 10.4x 9.0x 15.0x 13.2x

Intervoice Inc. INTV 1.9x 1.7x 26.1x 9.9x NM 29.3x

Openwave Systems Inc. Tucows Inc. OPWV TCX 0.7x 0.9x 0.7x 0.8x NM 7.6x 9.2x 6.6x NM 19.0x 24.5x 19.0x

Entrust Inc. ENTU 0.9x 0.8x NA NA NM 19.6x

Average 1.3x 1.2x 14.7x 8.7x 17.0x 2l.lx

Median 0.9x 0.8x 10.4x 9.1x 17.0x 19.6x

High 2.3x 2.1x 26.1x 9.9x NM 29.3x

Low 0.7x 0.7x 7.6x 6.6x NM 13.2x

Notes:

(1) Source: Wall Street research and First Call estimates.

(2) Market value includes options and warrants in-the-money based on the treasury method.

(3) Cash and cash equivalents include cash, short-term and marketable securities and long-term investments.

FOR DISCUSSION PURPOSES ONLY Page 31

CONFIDENTIAL

C. Precedent Transaction Analysis

FOR DISCUSSION PURPOSES ONLY

Precedent Transaction Analysis

CONFIDENTIAL

($ in millions) Announce Date	Acquirer	Target	Target Business Description	Transaction Value	Total Transaction EV	Target LTM Rev	EV/Rev Multiple	(1 Day) % Premium
04/25/07	Photochannel	Pixology	Develops personal picture software applications for mobile phones	16.21	5.21	10.09	0.5x	53.4%
12/15/06	British Sky Broadcasting Group	365 Media Group	Provides online sports and gaming content to businesses and end consumers including digital wagering	189.7	169.9	241.5	0.7x	6.0%
12/15/06	Made2Manage Sys	Knova Software	Develops CRM software and mobile device applications for in field service database querying	49.53	39.9	27.1	1.5x	21.0%
11/30/06	Redstone Plc.	IDN Telecom	Provides fixed and mobile telecommunication services as well as data communication services including mobile voice and data	22.9	23.0	32.2	0.7x	13.0%
09/12/06	RealNetworks	WiderThan	Offers carrier services which enable and facilitate the delivery of mobile entertainment content including ringback tones, games and messaging.	256.9	257.0	78.6	3.3x	25.6%
08/05/06	Dada	Upoc	Provides wireless SMS and MMS messaging software, WAP software, and other communications software.	7.0	6.1	3.6 (1)	1.7x	NA
06/22/06	Redstone Plc.	Symphony Telecom Holdings	Provides mobile data services and offers internet protocol and broadband services	43.1	31.2	110.7	0.3x	14.7%
High				$256.90			3.3x	
Low				7.00			0.3x	
Average				**$83.62**	**$76.0**	**$72.0**	**1.2x**	**22.3%**
Median				**43.12**	**31.2**	**32.2**	**0.7x**	**17.9%**

LTM = Last Twelve Months NA = Not Available NM = Not Meaningful

Notes: (1) Calendar 2005

FOR DISCUSSION PURPOSES ONLY

Source: SEC filings, Wall Street research and press releases

Page 33